Exhibit 5.1

                             May 9, 1997


Interra Financial Incorporated
Dain Bosworth Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402-4422

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-8 that you intend to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering 1,500,000 shares (the "Shares") of Common Stock, par value $.125 per share, of Interra Financial Incorporated (formerly known as Inter-Regional Financial Group, the "Company"), which may be issued pursuant to the Company's Retirement Plan (the "Plan"). We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

     Based on the foregoing, we are of the opinion that, assuming that the purchase price for the Shares is at least equal to the par value of the Shares, the Shares that will be originally issued in connection with the Plan, when issued and paid for in accordance with the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ Dorsey & Whitney LLP
                                    ________________________
                                    Dorsey & Whitney LLP

RAR